Exhibit 10.1

EIGHTH AMENDMENT TO CREDIT AGREEMENT

     THIS EIGHTH AMENDMENT TO CREDIT AGREEMENT (this “Eighth Amendment”) is dated as of the 27th day of May, 2005 among CROWN CRAFTS, INC., CHURCHILL WEAVERS, INC., HAMCO, INC. and CROWN CRAFTS INFANT PRODUCTS, INC. (collectively, the “Borrowers”), WACHOVIA BANK, NATIONAL ASSOCIATION (successor by merger to Wachovia Bank, N.A.), as Agent (the “Agent”) and WACHOVIA BANK, NATIONAL ASSOCIATION (successor by merger to Wachovia Bank, N.A.), BANC OF AMERICA STRATEGIC SOLUTIONS, INC. (assignee of Bank of America, N.A.) and THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, as Lenders (collectively, the “Lenders”);

WITNESSETH:

     WHEREAS, the Borrowers, the Agent and the Lenders executed and delivered that certain Credit Agreement, dated as of July 23, 2001, as amended by First Amendment to Credit Agreement dated as of September 28, 2001, Second Amendment to Credit Agreement dated as of November 25, 2002, Third Amendment to Credit Agreement dated as of February 10, 2003, Global Amendment Agreement dated as of April 29, 2003, Fifth Amendment to Credit Agreement dated as of August 1, 2003, Sixth Amendment to Credit Agreement dated as of December 16, 2003 and Seventh Amendment to Credit Agreement dated as of February 4, 2005 (as so amended, the “Credit Agreement”);

     WHEREAS, the Borrowers, the Agent and the Lenders have agreed to certain amendments to the Credit Agreement to change certain financial covenants contained therein, subject to the terms and conditions hereof;

     NOW, THEREFORE, for and in consideration of the above premises and other good and valuable consideration, the receipt and sufficiency of which hereby is acknowledged by the parties hereto, the Borrowers, the Agent and the Lenders hereby covenant and agree as follows:

     1. Definitions. Unless otherwise specifically defined herein, each term used herein which is defined in the Credit Agreement shall have the meaning assigned to such term in the Credit Agreement. Each reference to “hereof”, “hereunder”, “herein” and “hereby” and each other similar reference and each reference to “this Agreement” and each other similar reference contained in the Credit Agreement shall from and after the date hereof refer to the Credit Agreement as amended hereby.

     2. Amendment to SECTION 1.01. SECTION 1.01 of the Credit Agreement hereby is amended by deleting the definitions of “Aggregate Revolving Loan Commitments” and “Revolving Loan Termination Date” and adding the following new definitions:

          “Aggregate Revolving Loan Commitments” means the sum of all the Revolving Loan Commitments, which, as of the Eighth Amendment Date, equals $7,500,000.

          “Eighth Amendment Date” means the date of the Eighth Amendment to Credit Agreement, amending this Agreement, which is May 27, 2005.

          “Revolving Loan Termination Date” means the earliest to occur of: (i) July 23, 2007, (ii) the date the Revolving Loan Commitments are terminated pursuant to SECTION 6.01 following the occurrence of an Event of Default, or (iii) the date the Borrowers terminate the Revolving Loan Commitments entirely pursuant to SECTION 2.07.

     3. Amendment to SECTION 2.16(b). SECTION 2.16(b) of the Credit Agreement hereby is deleted in its entirety, and the following is substituted therefor.

          (b) if, after giving effect to the issuance of the requested Letter of Credit, (i) the aggregate Letter of Credit Obligations plus the undrawn amount of letters of credit issued or guaranteed by the Permitted Factor would exceed $1,500,000 or (ii) all of the then outstanding Working Capital Obligations would exceed the Borrowing Base;

     4. Addition of SECTION 10.23. A new SECTION 10.23 hereby is added to the Credit Agreement, as follows:

               SECTION 10.23 Process for Refinancing. The parties hereby agree that it is their intent that the Obligations (including each Revolving Loans, any Settlement Loan and the Term Loan) be paid in full, all Letters of Credit cancelled or fully cash collateralized and the Revolving Loan Commitments terminated, and all of the Senior Subordinated Loans, and all “Obligations”, as defined in the Senior Subordinated Notes Purchase Agreement, be paid in full (collectively, a “Complete Refinancing”) at the earliest possible time, but in any event prior to the Revolving Loan Termination Date, if at all possible. Toward that end, the parties agree that the following provisions of this SECTION 10.23, which set forth the steps that shall be taken toward a refinancing, shall form and be an integral part of this Agreement. The Parent agrees that it will seek diligently to perform each individual task as promptly as practicable, pursuing the completion thereof with all deliberate speed, but in any event no later than the relevant date set forth below.

          (a) Identification and Selection of Financial Parties. As soon as reasonably possible, but in any event by no later than the last day of the Fiscal Quarter ending in September, 2005, the Parent will contact and establish formal meetings with at least three “Financial Parties” (which term shall mean each third party identified pursuant hereto that may provide a source of funds to enable a Complete Refinancing, and which shall include, but not be limited to, traditional lenders, mezzanine lenders, other forms of debt providers and strategic or financial buyers), at least two of the names of which shall be provided by the Lenders, to discuss refinancing of the Parent’s existing capital structure and providing the source of funds for a Complete Refinancing. The Parent agrees promptly upon (and in any event within 10 Domestic Business Days of) its obtaining the relevant information, to provide to the Agent and the Lenders, as to each of the Financial Parties, its name, a primary contact person, and telephone number and e-mail address, and the agreed-upon dates of meetings scheduled therewith. The Parent agrees the Agent and each of the Lenders may contact the identified Financial Parties at any time with respect to the progress of discussions and negotiations and obtain such information as they may reasonably request regarding such discussions and negotiation, and to respond to and provide such information as any Financial Party may request regarding the financing under this Agreement and all matters, transactions and events pertaining hereto.

          (b) Written Reports. As soon as reasonably possible, but in any event by no later than the last day of the Fiscal Quarter ending in December, 2005, for each Financial Party, the Parent will provide to the Agent and the Lenders a detailed written report setting forth the principal matters and terms of the discussions and negotiations with such Financial Party, including a report containing the Parent’s assessment of the meeting or meetings with such Financial Party and a copy of any agreed proposal or term sheet provided by such Financial Party (promptly after receipt thereof) arising from such discussions and negotiations, and will establish a conference call with the Agent and the Lenders to discuss the results of the Parent’s findings.

               (c) Quarterly Conference Calls. As soon as reasonably possible, but in any event by no later than 30 days after the last day of the Fiscal Quarter ending in December, 2005, and by no later than 30 days after the last day each subsequent quarter thereafter, until a Complete Refinancing has been accomplished, the Parent will hold a conference call with the Agent and the Lenders to provide an update on its refinancing efforts.

               (d) Identification and selection of Investment Banking Firm; Fees for Violations. If (a) the Parent has breached any of the covenants or terms of this SECTION 10.23 (unless waived in writing by the Required Lenders); or (b) prior to the last day of the Fiscal Quarter ending in September 2006, the Parent has not secured a financing proposal or term sheet that provides adequate financing to effect a Complete Refinancing on terms that are satisfactory to the Parent, the Parent agrees to seek Board approval to engage an investment banking firm. The Parent agrees to interview a minimum of three investment banking firms, at least two of the names of which shall be provided by the Lenders. Failure to obtain Board approval to engage an investment banking firm by December 1, 2006 shall be deemed to be a breach of this covenant, notwithstanding any good faith effort of the Parent in seeking to obtain such approval.

In addition, for each breach of any of the covenants or terms of this SECTION 10.23, the Parent shall pay to the Agent, for the ratable account of the Lenders, a violation fee in the amount of $10,000 (with the aggregate of such fees not to exceed $30,000), which fee shall be payable within 2 Domestic Business Days of demand therefor by the Agent.

     5. Restatement of Representations and Warranties. The Borrowers hereby restate and renew each and every representation and warranty heretofore made by them in the Credit Agreement and the other Loan Documents as fully as if made on the date hereof (except where reference is expressly made to a specific date, in which case such representation or warranty is true as of such earlier date) and with specific reference to this Eighth Amendment and all other loan documents executed and/or delivered in connection herewith.

     6. Effect of Amendment. Except as set forth expressly hereinabove, all terms of the Credit Agreement and the other Loan Documents shall be and remain in full force and effect, and shall constitute the legal, valid, binding and enforceable obligations of the Borrowers. The amendments contained herein shall be deemed to have prospective application only, unless otherwise specifically stated herein.

     7. Ratification. The Borrowers hereby restate, ratify and reaffirm each and every term, covenant and condition set forth in the Credit Agreement and the other Loan Documents effective as of the date hereof.

     8. Counterparts. This Eighth Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered (which may be by facsimile) shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument.

     9. Section References. Section titles and references used in this Eighth Amendment shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreements among the parties hereto evidenced hereby.

     10. No Default. To induce the Agent and the Lenders to enter into this Eighth Amendment and to continue to make advances pursuant to the Credit Agreement, the Borrowers hereby acknowledge and agree that, as of the date hereof, and after giving effect to the terms hereof, there exists (i) no Default or Event of Default and (ii) no right of offset, defense, counterclaim, claim or objection in favor of the Borrowers arising out of or with respect to any of the Loans or other obligations of the Borrowers owed to the Lenders under the Credit Agreement.

     11. Payoff of Term Loan. Notwithstanding any provision of the Credit Agreement to the contrary, the Borrowers, the Agent and the Lenders hereby agree that on the second Business Day following the effectiveness of this Eighth Amendment as provided in Section 14 hereof, the Borrowers shall pay to the Lenders, in accordance with the provisions of the Credit Agreement governing the manner in which payments shall be made and delivered thereunder, an aggregate amount equal to the outstanding principal balance of the Term Loan as of such date, together with all interest (including, without limitation, Contingent Interest) accrued thereon and unpaid as of such date (the “Payment Amount”), and each of the Lenders hereby waives any and all rights that such Lender may have under the Credit Agreement, including, without limitation, Section 8.05 thereof, with respect to the payment by the Borrowers to the Lenders of any Yield-Maintenance Amount, but such waiver is only in connection with the Term Loan, and not any Revolving Loan, any Settlement Loan or any other Obligations, other than those that pertain only to the Term Loan. The Agent and the Lenders hereby acknowledge and agree that upon the payment by the Borrowers to the Lenders of the Payment Amount pursuant to this Section 11, (i) the Term Loan shall be fully and completely satisfied; (ii) the Borrowers shall have no further liability or obligation with respect to such Term Loan; and (iii) such payment of the Payment Amount shall not constitute, be deemed to be or result in a breach of, or default under, any representation, warranty, covenant or obligation of the Borrowers contained in the Credit Agreement or any agreement executed by the Borrowers in connection therewith, including, without limitation, the Credit Documents and the Senior Subordinated Notes Purchase Agreement. For purposes of this Section 11, all references to the Credit Agreement shall be to the Credit Agreement as amended by this Eighth Amendment.

     12. Further Assurances. The Borrowers agree to take such further actions as the Agent shall reasonably request in connection herewith to evidence the amendments herein contained.

     13. Governing Law. This Eighth Amendment shall be governed by, and construed and interpreted in accordance with, the laws of the State of Georgia.

     14. Conditions Precedent. This Eighth Amendment shall become effective only upon (i) execution and delivery (including by facsimile) of this Eighth Amendment by each of the parties hereto and (ii) payment to the Agent, for the ratable benefit of the Lenders, of an amendment fee in the amount of $75,000.

[SIGNATURES COMMENCE ON NEXT PAGE.]

     IN WITNESS WHEREOF, the Borrowers, the Agent and each of the Lenders has caused this Eighth Amendment to be duly executed, under seal, by its duly authorized officer as of the day and year first above written.

CROWN CRAFTS, INC. (SEAL)

By:	/s/ Amy Vidrine Samson

Name: Amy Vidrine Samson
Title: Vice President, CFO

CHURCHILL WEAVERS, INC.,
HAMCO, INC.
CROWN CRAFTS INFANT
PRODUCTS, INC. (SEAL)

By:	/s/ Amy Vidrine Samson

Name: Amy Vidrine Samson
Title: Vice President

WACHOVIA BANK, NATIONAL
ASSOCIATION (successor by merger
to Wachovia Bank, N.A.), (SEAL)
as Agent and as a Lender

By:	/s/ Monica H. Cole

	Name:	Monica H. Cole

	Title:	Director

BANC OF AMERICA STRATEGIC SOLUTIONS,
INC. (assignee of Bank of America, N.A.), (SEAL)
as a Lender

By:	/s/ Kevin M. Behan

	Name:	Kevin M. Behan

	Title:	Senior Vice President

THE PRUDENTIAL INSURANCE (SEAL)
COMPANY OF AMERICA, as a Lender

By:	/s/ Billy Greer

	Name:	Billy Greer

	Title:	Senior Vice President